EXHIBIT 6(i)

LIMITED LIABILITY COMPANY AGREEMENT
OF
PHOENIX OPERATING, LLC

This Limited Liability Company Agreement (this "Agreement"), dated January 13, 2023, of Phoenix Operating, LLC, a Delaware limited liability company (the "Company"), is entered into by the Company, Phoenix Capital Group Holdings, LLC, a Delaware limited liability company and the sole voting member of the Company (the "Voting Member"), and such additional Persons who may from time to time acquire non-voting Limited Liability Company Interests and, in connection therewith, execute a counterpart signature page or joinder agreement confirming their agreement to be bound by this Agreement (in each case, a "Non-Voting Member" and collectively with the Voting Member, the "Members").

WHEREAS, the Company was formed pursuant to the Delaware Limited Liability Company Act, 6 Del. C. 18 § 101, et seq., as amended from time to time (the "Act") with the filing of the certificate of formation of the Company (the "Certificate") on January 6, 2022, with the Secretary of State for the State of Delaware;

WHEREAS, the Voting Member and the Company, by execution of this Agreement, hereby agree as follows:

ARTICLE I
DEFINITIONS

The following terms shall have the meanings set forth below unless otherwise expressly provided herein:

1.01 "Act" shall mean the Delaware Limited Liability Company Act, 6 Del. C. 18 § 101 et seq., as amended from time to time.

1.02 "Affiliate" shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with another Person.

1.03 "Agreement" shall mean this Agreement, as originally executed and as amended from time to time.

1.04 "Capital Contribution" shall mean any contribution to the capital of the Company by a Member in cash, property or services, or a binding obligation to contribute cash, property or services, whenever made.

1.05 "Cause" shall mean, with respect to the Manager, (i) indictment, commission of, or the entry of a plea of guilty or no contest to (A) a felony or (B) any crime (other than a felony) of moral turpitude or that causes or could reasonably be expected to cause the Company or its Affiliates public disgrace or disrepute, or adversely affects the Company's or its Affiliates' operations or financial performance or the relationship the Company has with any of its Affiliates; (ii) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation, fraud, misappropriation, embezzlement, theft or proven dishonesty; (iii) refusal or failure to perform any material obligation or fulfill any duty to the Company, which failure or refusal is not cured to the extent that such refusal or failure is curable within fifteen (15) days after delivery of written notice thereof; or (iv) any material violation of any law, rule or regulation to which the Company, any of its Affiliates or the Manager are subject, including, without limitation, any law, rule or regulation of the U.S. Securities and Exchange Commission or the securities administrator of any state or commonwealth.

1.06 "Certificate" shall mean the certificate of formation of the Company, as amended from time to time.

1.07 "Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

1.08 "Company" shall mean Phoenix Operating, LLC, a Delaware limited liability company.

1.09 "Entity" shall mean any general partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or other association.

1.10 "Limited Liability Company Interest" shall mean a Member's ownership interest in the Company's capital, profits and loss and the voting and other rights and obligations with respect thereto as set forth in this Agreement.

1.11 "Member" shall mean a Voting Member or a Non-Voting Member.

1.12 "Non-Voting Member" shall mean any Person who, following the date hereof, acquires a non-voting Limited Liability Company Interest in the Company and, in connection therewith, executes a counterpart signature page or joinder agreement confirming such Person's agreement to be bound by this Agreement. Any such counterpart signature page or joinder agreement shall be in such form as approved by the Manager in its sole discretion.

1.13 "Preferred Return" shall mean a cumulative, non-compounding return of 10% per annum on the aggregate amount of the Capital Contribution then outstanding by the Voting Member.

1.14 "Project" shall mean an existing or proposed drilling operation associated with a leasehold or mineral interest owned by the Voting Member and contributed to the Company.

1.15 "Project Expenses" shall mean the actual out-of-pocket expenses and costs required incurred by the Company with respect to the operation of an applicable Project by the Company.

1.16 "Voting Member" shall mean Phoenix Capital Group Holdings, LLC, a Delaware limited liability company and the sole Member of the Company with voting rights.

1.17 "Person" shall mean any natural person or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so admits.

1.18 "Retirement" means (i) voluntary termination of employment with the Company (A) following at least ten (10) consecutive years of employment with the Company prior to such termination, or (B) following at least five (5) consecutive years of employment with the Company prior to such termination in the event the affected individual is at least 60 years old on the date of such termination, and (ii) the execution by the affected individual of a separate non-competition agreement or other restrictive covenant in favor of the Company confirming and evidencing the affected individual's agreement to cease from working in the Company's industry in any manner that would have a negative impact on the Company and its business.

ARTICLE II
PURPOSE AND POWERS OF COMPANY

2.01 Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, conducting and overseeing petroleum drilling operations for and on behalf of the Voting Member and engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

2.02 Powers. The Company shall have the power and authority to take any and all actions necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purpose set forth in Section 2.01

ARTICLE III
NAME AND ADDRESS OF MEMBERS

3.01 Voting Member. The name, address and Limited Liability Company Interest of the initial Voting Member is as follows:

Name and Address	Limited Liability Company Interest
Phoenix Capital Group Holdings, LLC 18575 Jamboree Road, Suite 830 Irvine, CA 92612	100%

3.02 Non-Voting Members. The Company may from time to time at the discretion of the Manager issue non-voting Limited Liability Company Interests, to management personnel and others employed by the Company in exchange for those services rendered or to be rendered to the Company, subject to such vesting provisions, repurchase options and such other terms as the Manager shall determine as set forth in any agreement related to such issuance. No Non-Voting Member shall initially have a balance in his, her or its Capital Account with respect to any non-voting Limited Liability Company Interest issued to such person. The name of each Non-voting Member, the amount of the Capital Contribution made by that Non-Voting Member, if any, and the Percentage Interest owned by such Non-Voting Member shall be set forth in a register to be maintained by the Manager, as the same may be amended from time to time. Any grantee of non-voting Limited Liability Interests in accordance with this Paragraph 3.02 shall be admitted as a Non-Voting Member of the Company upon execution of such documents and agreements as the Manager may require.

3.03 Changes to Register. If any of the information contained in the register maintained by the Manager changes, the Manager, without any further approval by the Members, shall promptly cause the register to be amended and restated to reflect those changes and the date as of which those changes are to be effective. The failure, however, of the Manager to take the foregoing action will not prevent the effectiveness of, or otherwise affect the underlying adjustments that would be reflected on, the amended and restated register.

3.04 Provisions Specific to Non-Voting Members. The following provisions shall apply to the Non-Voting Members and the Limited Liability Company Interests held by the Non-Voting Members:

(a) To the extent that a Non-Voting Member is receiving cash compensation as an employee from the Company, such payments shall constitute "guaranteed payments" as defined in the Code, and they shall be offset against any distributions to which the Non-Voting Member would otherwise be entitled under any other

provision of this Agreement.

(b) The Limited Liability Company Interests held by a Non-Voting Member may not be transferred to any Person without the prior written consent of the Manager, which consent may be withheld by the Manager in its sole discretion. Any purported transfer by a Non-Voting Member that has not been approved by the Manager shall be null and void and without any force or effect.

(c) In the event a Non-Voting Member is no longer employed to provide services related to the Company's operations, regardless of the reason for the termination of such employment of other engagement, the Company shall have the right and the option, exercisable in the sole discretion of the Manager, to purchase the Limited Liability Company Interests owned by such Non-Voting Member. The purchase price for such Limited Liability Company Interests shall be equal to the Non-Voting Member's then current capital account, and payment therefor shall be on such terms as agreed upon by the Manager and the Non-Voting Member. If the parties cannot agree on the payment terms, the Manager shall have the authority to designate the terms in the Manager's commercially reasonable discretion. The forgoing notwithstanding, this Section 3.04(c) shall not apply to a Profits Interest Member whose is an employee and whose employment with the Company terminates as a result of his or her Retirement.

3.05 Confidentiality. Each Member acknowledges that as a Member of the Company that such Member has and will be given access to certain proprietary or confidential information concerning the Company and its business, which such Member received in confidence. Each Member, therefore, covenants and agrees to regard and preserve as confidential all such information that has been or may be obtained by such Member as a Member, Manager and/or officer of the Company. Except as otherwise required by applicable Law, each Member further covenants and agrees that such Member will not, during or any time after termination of Member's interest in the Company, without prior written authorization of the Company, disclose to, or make use of for such Member, or for any other Person, including their affiliates, any confidential information concerning the business, patients, methods, operations, financing or services of the Company.

ARTICLE IV
MANAGEMENT

4.01 In General. The business and affairs of the Company, including, without limitation, the day-to-day operations of the Company's business, shall be under the direction of and managed by one (1) Manager. Except as otherwise expressly provided by the Act or any other provisions of applicable law, the Certificate or this Agreement, the Manager shall have all rights and powers on behalf and in the name of the Company to perform all acts necessary and desirable to the objects and purposes of the Company. All determinations, decisions and actions made or taken by the Manager shall be conclusive and binding upon the Company. The Voting Member hereby confirms the appointment of the Voting Member as the initial Manager, effective as of the date of this Agreement, such Manager to serve until it is removed by the Voting Member (any such removal only being for Cause) or resigns. In the event any of the foregoing events occurs, a replacement Manager may be designated by the Voting Member. No person dealing with the Company shall be required to inquire into the authority of the Manager to take any action or make any decision on behalf of the Company.

4.02 Officers. The Manager may, but shall not be required to, appoint such officers of the Company as it deems appropriate from time to time. All officers shall hold office until removed by the Manager or until their successors are elected. The officers of the Company shall have such titles, and such powers and authority, as from time to time shall be conferred upon them by the Manager.

4.03 Authority of the Members. As set forth above, the right and the authority of the Voting Member and any other Members to participate in the management and operation of the Company shall be expressly limited to such authority as provided in this Agreement, the Certificate, the Act or under any other applicable law. In furtherance of the foregoing, and notwithstanding anything set forth in this Agreement to the contrary, without the consent or approval of the Voting Member, the Company shall not, and shall not enter into any commitment to: (i) modify the Certificate; (ii) make any material change in the business operated by the Company or enter into a new line of business; (iii) sell or otherwise issue any membership interests in the Company; (iv) incur any indebtedness or become responsible for the debts or obligations of any other Person; (v) make any loan or advance to, or a capital contribution or investment in, any Person; (vi) effect any transaction or series of related transactions involving the sale, lease, exchange, or other disposition (including by merger, consolidation, sale of membership interests, or sale of assets) by the Company of material assets; (vii) establish any subsidiary or enter into any joint venture or similar business transaction with any Person; or (viii) wind-up, dissolve, liquidate, or terminate the Company or initiate a bankruptcy proceeding involving the Company.

4.04 Action Without a Meeting. Any action that may or is required to be taken at a meeting of the Manager, may be taken without a meeting if a consent in writing, setting for the action so taken, shall be signed, in person or by proxy, before or after such action by the Manager required to act with respect to the subject matter thereof.

ARTICLE V
CAPITALIZATION OF THE COMPANY; ALLOCATIONS AND DISTRIBUTIONS; CAPITAL ACCOUNTS

5.01 Member Capital Contributions. Each Member has made the "Initial Capital Contribution" described for that Member on Exhibit A attached to this Agreement. Except as otherwise provided in this Agreement, any Member, including the Voting Member, may but is not required to make additional Capital Contributions to the Company.

5.02 Projects and Project Expenses.

(a) The Voting Member may contribute (but shall not have the obligation) from time to time Projects to the Company in its discretion. At the time of contribution, the Voting Member's costs of acquiring the leasehold or other mineral interests giving rise to the drilling or extraction rights associated with the Project shall be reflected on the Voting Member's capital account as a capital contribution to the Company.

(b) At or before the time of contribution, the Voting Member and the Company shall agree on an initial budget for the balance of the year in which the applicable Project is contributed that will include and identify the estimated Project Expenses for such project. Thereafter, but not later than December 15 of each year , the Voting Member and the Company shall agree on a budget for the following year's estimated Project Expenses. In the event the Company is unable to obtain third-party financing for, or otherwise provide for, such Project Expenses, the Voting Member shall be obligated to pay for and cover such Project Expenses as an additional capital contribution to the Company, which will be reflected on the Voting Member's capital account at the time such amounts are provided to the Company for use.

5.03 Interests and Return of Capital Contribution. No Member shall receive any interest on such Member's Capital Contribution. Except as otherwise specifically provided for herein, no Member shall be allowed to withdraw or have refunded any Capital Contribution.

5.04 Allocations of Profits, Losses, and Credits of the Company. Except as expressly otherwise provided in this Agreement, the Company's net profits, net losses, and tax credits, if any, for a calendar year or other period shall be allocated among the Members as follows:

(a) *Net Profits.* The net profits for a Fiscal Year or other period of the Company shall be allocated to the Members as follows:

(i) First, to all of the Members in the same proportions as the aggregate unrecouped losses, if any, have been previously allocated to them pursuant to 5.04(b), until all such losses have been fully recouped;

(ii) Second, to all of the Members in accordance with their respective Limited Liability Company Interest.

(b) *Net Losses.* The net losses, if any, for a Fiscal Year or other period of the Company shall be allocated to the Members as follows, provided, however, that net losses shall not be allocated to a Member pursuant to this Section 7.2(b) to the extent that such allocation would cause such Member to have a deficit balance in such Member's Capital Account and cease to have basis, including debt basis:

(i) First, to all of the Members in the same proportions as their aggregate Net Profits, if any, have been previously allocated to them pursuant to Section 5.04(a)(i) until all such losses have been fully recouped; and

(ii) Second, to all of the Members in accordance with their respective Limited Liability Company Interest.

(c) *Credits.* Any tax credits (and credit recapture, if any) shall be allocated in the manner specified by the Code and the Treasury Regulations.

(d) *754 Election.* If the Company makes an election under Section 754 of the Code, to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases basis) or loss (if the adjustment decreases basis). Such election shall apply with respect to all distributions of property by the Company and to all transfers of interests in the Company during the taxable year with respect to which such election was filed and all subsequent taxable years. Further, such gain or loss shall be allocated specially to the Members in a manner consistent with the manner in which capital accounts are required to be adjusted pursuant to such Section of the Treasury Regulations. If applicable, the Tax Matters Representative and the Company shall cause any subsidiary of the Company to file and maintain such an election.

5.05 704(b) Allocations. The following special allocations shall, except as otherwise provided, be made in the following order:

(a) If there is a net decrease in Member Minimum Gain or in any Member Minimum Gain during any taxable year or other period, prior to any other allocation pursuant hereto, such Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704-2(f) or 1.704-2(i)(4). The items to be so allocated shall be

determined in accordance with Treasury Regulation Section 1.704-2. This Section 7.3 is intended to comply with the minimum gain chargeback and partner nonrecourse debt minimum gain chargeback requirements of Treasury Regulation Section 1.704-2 and shall be interpreted consistently therewith.

(b) Non-Recourse Deductions for any taxable year or other period shall be allocated (as nearly as possible) under Treasury Regulation Section 1.704-2 to the Members, pro rata in proportion to their respective interests.

(c) Any Member Non-Recourse Deductions for any taxable year or other period shall be allocated to the Member that made or guaranteed or is otherwise liable with respect to the loan to which such Member Non-Recourse Deductions are attributable in accordance with principles under Treasury Regulation Section 1.704-2(i).

(d) If any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Treasury Regulations, then the Company shall specially allocate to such Member items of Company income and gain in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulations, such Member's deficit in his capital account as quickly as possible. This Section 7.3(d) is intended to comply with the "qualified income offset" provisions of Treasury Regulations Section 1.704-1(b)(2)(ii) and shall be interpreted consistently therewith.

(e) No allocation of loss or deduction shall be made to any Member if, as a result of such allocation, such Member would have a capital account deficit. Any such disallowed allocation shall be made to the Members entitled to receive such allocation under Treasury Regulation Section 1.704-1(b)(2)(iv) in proportion to their respective Membership Interests. If losses or deductions are reallocated under this Section 5.05(e), subsequent allocations of income and losses (and items thereof) shall be made so that, to the extent possible, but subject to Section 5.05(g), the net amount allocated under this Section 5.05(e) equals the amount that would have been allocated to each Member if no reallocation had occurred under this Section 5.05(e). For purposes of Section 752 of the Code and the Treasury Regulations thereunder, excess nonrecourse liabilities (within the meaning of Treasury Regulations Section 1.752-3(a)(3)) shall be allocated to the Members in accordance with their respective Limited Liability Company Interests.

(f) The allocations contained in Sections 7.3(a) through 7.3(e) (the "Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1 and 1.704-2. The Regulatory Allocations shall be taken into account in allocating net profits, net losses, credits and other items of income, gain, loss and deduction among the Members so that to the extent possible, the aggregate of (i) the allocations made to each Member under this Agreement other than the Regulatory Allocations and (ii) the Regulatory Allocations made to each Member shall equal the net amount that would have been allocated to each Member had the Regulatory Allocations not occurred. The Manager shall take account of the fact that certain of the Regulatory Allocations will occur at a period in the future for purposes of applying this Section 5.05(e).

(g) If any indemnity or reimbursement amount described in this Agreement or any other agreement among the Members (or their Affiliates) is borne other than in proportion to the Members' Limited Liability Company Interests but is required to be treated as a Capital Contribution, then an amount of Company items of deduction and loss (as reasonably determined by the Manager) shall be specially allocated to such Member to the extent necessary to effect the economic intent of such agreement.

5.06 Additional Allocation Provisions.

(a) Except as expressly provided elsewhere in this Agreement or otherwise as required under Section 704(b) of the Code and the related Treasury Regulations, each item of income, gain, loss or deduction of the Company for federal income tax purposes shall be allocated to the Members in the same manner that the corresponding item of net profit, net loss or other item of income, gain, loss or deduction that affect the Capital Accounts of the Members was allocated pursuant to Sections 5.04 and 5.05.

(b) In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property contributed to the capital of the Company, or with respect to any property which has a Book Basis different than its adjusted tax basis, shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis of such property to the Company and the Book Basis of such property. Any elections, accounting conventions or other decisions relating to such allocations shall be made by the Manager in a manner that reasonably reflects the purposes and intention of this Agreement, and complies with Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder. For such allocations, the Manager may select any method permitted in the Treasury Regulations under Code Section 704(c) with respect to such allocations, including the "traditional method," the "traditional method with curative allocations" and the "remedial allocation method."

5.07 Tax Year. The tax year of the Company shall be the calendar year.

5.08 Tax Elections. The Tax Matters Representative may cause the Company to make and file on a timely basis, refrain from making, or revoke all tax elections provided for under the Code and the Treasury Regulations; provided, however, that the Manager shall not cause the Company to cease to be taxed as a partnership under the Code and associated Treasury Regulations without having obtained a consent of all of the Voting Member.

5.09 Tax Matters Representative.

(a) The Manager shall serve as the "partnership representative," as provided in Section 6223(a) of the Code (the "Tax Matters Representative"). The Tax Matters Representative may be removed at any time by the Manager and shall resign if it is no longer a Member. In the event of the resignation or removal of the Tax Matters Representative, the Manager shall select a replacement Tax Matters Representative.

(b) The Tax Matters Representative is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by taxing authorities, including in any resulting Proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Representative shall have sole authority to act on behalf of the Company in any such examinations and in any resulting Proceedings, and shall, upon the direction of the Manager, contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. The Tax Matters Representative shall promptly notify the Members in writing of the commencement of any tax audit of the Company, upon receipt of a tax assessment and upon receipt of a notice of final partnership adjustment, and shall keep the Members reasonably informed of the status of any tax audit and resulting administrative and judicial proceedings. Without the consent of the Manager and the Members, the Tax Matters Representative shall not extend the statute of limitations, file a request for administrative adjustment, file suit relating to any Company tax refund or deficiency, or enter into any settlement agreement relating to items of income, gain, loss, or deduction of the Company with any taxing authority.

(c) The Tax Matters Representative shall make any and all elections on a timely basis and to take any actions that are available to be made or taken by the Tax Matters Representative or the Company under the partnership audit procedures set forth in Subchapter C of Chapter 63 of the Code (the "BBA Rules") (including an election under Code Section 6226), and the Members shall take such actions reasonably requested by the Tax Matters Representative. To the extent that the Tax Matters Representative does not make an election under Code Section 6221(b) or Code Section 6226, (i) the Company shall use commercially reasonable efforts to make any modifications available under Code Section 6225(c)(3), (4), and (5), and (ii) the Members shall take such actions as reasonably requested by the Tax Matters Representative, including filing amended tax returns and paying any tax due under Code Section 6225(c)(2)(A) or paying any tax due and providing applicable information to the Internal Revenue Service under Code Section 6225 (c)(2)(B).

Each Member agrees that such Member shall not treat any Company item inconsistently on such Member's federal, state, foreign, or other income tax return with the treatment of the item on the Company's return. Any deficiency of taxes imposed on any Member (including penalties, additions to tax, or interest imposed with respect to such taxes and taxes imposed pursuant to Code Section 6226) shall be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member.

(d) The Company shall defend, indemnify, and hold harmless the Tax Matters Representative against any and all Liabilities sustained as a result of any act or decision concerning Company tax matters and within the scope of such Member's responsibilities as the Tax Matters Representative, so long as such act or decision was done or made in good faith and does not constitute gross negligence or willful misconduct.

5.09 Distributions. All distributions of cash or other property (except upon the Company's dissolution, which shall be governed by the applicable provisions of the Act and Article VI hereof) shall be made 100% to the Members as set forth below. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the Members pursuant to this Section 5.04. Each distribution to the Members shall be made in the following order and priority:

(a) First, to the Voting Member in accordance with its unreturned Capital Contributions until all unreturned Capital Contributions are reduced to zero;

(b) Second, to the Voting Member until the Voting Member has been distributed an amount equal to its accrued but undistributed Preferred Return; and

(c) Thereafter, to the Voting Member and the Non-Voting Members, pro rata in accordance with their respective Limited Liability Company Interests, with up to 15% being distributed to the Non-Voting Members as determined by the Manager in its sole discretion. In the even that there are no Non-Voting Members at the time of any distribution, the entire balance shall be distributed to the Voting Member.

Any and all distributions to which a Non-Voting Members shall be entitled under this Section 5.09(c) are expressly subject to any limitations or restrictions on such distributions as set forth in (i) any joinder agreement or similar agreement pursuant to which the Non-Voting Member becomes a party to this Agreement; or (ii) any other agreement between the Company and such Non-Voting Member.

ARTICLE VI
TERM; DISSOLUTION AND TERMINATION

6.01 Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with this Article VI.

6.02 Events of Dissolution. The Company shall be dissolved, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Voting Member, (b) the occurrence of any event that terminates the continued membership of the Voting Member without the admission of a successor member to the Company or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act or any successor statute.

6.03 Orderly Liquidation. A reasonable time as determined by the Manager not to exceed eighteen (18) months shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to the creditors so as to minimize any losses attendant upon dissolution.

6.04 Distributions. Upon liquidation, the Company assets (including any cash on hand) shall be distributed in the following order and in accordance with the following priorities:

(a) First, to the payment of the debts and liabilities of the Company and the expenses of liquidation; then

(b) Second, to the setting up of any reserves which the Manager deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. At the expiration of such period as the Manager shall deem advisable, but in no event to exceed eighteen (18) months, the Company shall distribute the balance thereof in the manner provided in the following subsection; then

(c) Third, 100% to the Members in accordance with Section 5.09.

ARTICLE VII
LIABILITY OF MEMBER AND MANAGER; OTHER BUSINESS AND TRANSACTIONS

7.01 Liability. Neither any Member nor the Manager shall have any liability for the obligations or liabilities of the Company except to the extent provided in the Act or as otherwise agreed in contract.

7.02 Outside Business. The Members and any of their respective Affiliates may engage in or possess an interest in any business venture of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. The Members and any of their respective Affiliates shall not be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and the Members and any of their respective its Affiliate shall have the right to take for its own account (individually or as a partner, shareholder, fiduciary or otherwise) or to recommend to others any such particular investment opportunity.

ARTICLE VIII
EXCULPATION AND INDEMNIFICATION

8.01 Exculpation.

(i) The Voting Member and the Manager, whether acting as the Voting Member or the Manager, as applicable, or in any other capacity, shall each, to the fullest extent permitted by law, have no liability to the Company or to any other person for any loss, damage or claim incurred by reason of any error of judgment, act or omission, other than any act or omission constituting gross negligence or willful malfeasance, performed or omitted by the Voting Member or the Manager.

(ii) Each of the Voting Member and the Manager shall be fully protected in relying in good faith upon the records the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Voting Member or the Manager reasonably believes are within the professional or expert competence of such person or entity and who or which has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid. The foregoing provision shall in no way be deemed to reduce the limitation on liability of the Voting Member or the Manager provided in Section 8.01(i).

8.02 Duties and Liabilities of the Voting Member and the Manager.

(i) To the extent that, at law or in equity, either the Voting Member or the Manager has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other person, neither the Voting Member or the Manager, acting under this Agreement, shall be liable to the Company or to any other Person for its reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of either the Voting Member or the Manager otherwise existing at law or in equity, are agreed to replace such other duties and liabilities of the Voting Member and the Manager.

(ii) Whenever in this Agreement the Manager or the Voting Member is permitted or required to make a decision (a) in its "discretion" or under a grant of similar authority or latitude, the Voting Member or the Manager, as applicable, shall be entitled to consider only such interests and factors as he or it desires, including his or its own interests, and shall have no duty or obligation to given any consideration to any interest of or factors affecting the Company or any other Person, or (b) in his or its "good faith" or under another express standard, the Voting Member or the Manager, as applicable, shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

8.03 Indemnification. To the fullest extent permitted by applicable law, the Voting Member and the Manager (irrespective of the capacity in which he or it acts) shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Voting Member or the Manager by reason of any error of judgment, act or omission, other than an act or omission constituting gross negligence or willful malfeasance, performed or omitted by him or it on behalf of the Company; provided, however, that any indemnity under this Section 8.03 shall be provided out of and to the extent of Company assets only, and neither the Voting Member nor the Manager shall have any personal liability on account thereof.

8.04 Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by the Voting Member or the Manager in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding.

8.05 Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Manager shall, in its sole discretion, deem reasonable, against any liability that may be asserted against or expenses that may be incurred by any such person or entity in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such person or entity against such liability under the provisions of this Agreement.

8.06 Other. The Voting Member and/or the Manager and the Company may enter into indemnity contracts with any other Person granting such Person rights of indemnification and may adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Article VIII and containing such other procedures regarding indemnification, all as the Manager determines in its sole discretion.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.01 Application of Delaware Law. This Agreement, and the interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, without reference to its choice of law provisions, and specifically the Act.

9.02 Amendments. No amendment or modification of this Agreement shall be effective unless approved in writing by the Voting Member and, in the event of any amendment or modification that would have a material and negative impact of the rights of the Non-Voting Members, if any, the Non-Voting Members.

9.03 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa.

9.04 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

9.05 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

9.06 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

9.07 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company.

9.08 No Partition.

(a) Each Member irrevocably waives any right that such Member might otherwise have to maintain any claim for partition with respect to any property of the Company or to compel any sale or appraisal of any Company asset.

(b) The Members do not hold undivided interests in any asset of the Company, but rather an interest in the Company itself, which for all purposes is considered to constitute personal property.

9.09 ANY CLAIM BROUGHT BY THE COMPANY, ITS OFFICERS, OR THE MANAGER AGAINST ONE OR MORE MEMBERS OR FORMER MEMBERS OF THE COMPANY RELATING IN ANY RESPECT TO THIS AGREEMENT, THE OPERATION OF THE COMPANY, OR THE OFFERING OF THE COMMON OR SERIES A UNITS MAY, AND ANY CLAIM BROUGHT BY ONE OR MORE MEMBERS OR FORMER MEMBERS OF THE COMPANY, ITS CURRENT OR FORMER OFFICERS OR DIRECTORS, OR THE MANAGER RELATING IN ANY RESPECT TO THIS AGREEMENT OR THE OPERATION OF THE COMPANY, SHALL BE BROUGHT AND ENFORCED IN THE CITY OF WILMINGTON IN THE STATE OF DELAWARE, IN THE COURTS OF THE STATE OF DELAWARE, OR THE COURTS OF THE UNITED STATES FOR THE DISTRICT OF DELAWARE (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR), AND THE MEMBERS AND THE COMPANY IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH STATE AND FEDERAL COURTS IN RESPECT OF ANY SUCH CLAIM. THE MEMBERS AND THE COMPANY IRREVOCABLY WAIVE ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO LAYING THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN EITHER SUCH COURTS, AS WELL AS THE RIGHT TO ASSERT THAT ANY CLAIM BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

EACH MEMBER HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM AGAINST THE COMPANY, THE MANAGER, ITS AFFILIATES, OR OFFICERS OF ANY OF THE FOREGOING RELATING IN ANY WAY TO THIS AGREEMENT ORTHE OPERATION OF THE COMPANY.

9.10 <u>Compliance with Law</u>. To the extent permissible by law, in the case of any inconsistency between this Agreement and the Act, the provisions of this Agreement control.

9.11 <u>Entire Agreement</u>. This Agreement sets forth all of the promises, agreements, conditions and understandings between the parties respecting the subject matter hereof and supersedes all prior or contemporaneous negotiations, conversations, discussions, correspondence, memoranda and agreements between the parties concerning such subject matter.

9.11 <u>Legal Counsel</u>. This Agreement has been prepared by Whiteford, Taylor & Preston, LLP ("WTP"), as counsel to the Company after full disclosure of its representation of the Company and with the consent and at the direction of the Company and of each Member. Each Member acknowledges that it has reviewed the contents of this Agreement and fully understands its terms. Each Member acknowledges that it is fully aware of its right to the advice of counsel independent from that of the Company and has had the opportunity to seek the advice of independent counsel. Each Member further acknowledges that WTP has provided no advice or representations to him regarding the tax consequences of this Agreement to the Member, and that he has been advised to seek the advice and consultation of his own personal tax advisers with respect to such tax consequences.

[*Signature Page Follows*]

The undersigned, currently being the sole Member, hereby agrees, acknowledges and certifies that the foregoing Limited Liability Company Agreement constitutes the sole and entire Limited Liability Company Agreement of the Company, adopted by the current, sole Member of the Company effective as of the date first written above, and shall be binding on the Company notwithstanding that the Company has only a single Member as of the date of this Agreement.

SOLE MEMBER:

Phoenix Capital Group Holdings, LLC,
a Delaware limited liability company

DocuSigned by:

By: Lindsey Wilson
Name: Lindsey Wilson
Title: Manager

The Company hereby executes this Limited Liability Company Agreement for purposes of becoming a party hereto and agreeing to perform its obligations and duties hereunder and being entitled to enjoy its rights and benefits hereunder.

COMPANY:

Phoenix Operating, LLC,
a Delaware limited liability company

By: Phoenix Capital Group Holdings, LLC, a Delaware limited liability company, its Manager

By: Lindsey Wilson

Name: Lindsey Wilson
Title: Manager